Exhibit 99.1

Dietrich and ClarkWestern Finalize Joint Venture

COLUMBUS, Ohio--(BUSINESS WIRE)--March 2, 2011--Worthington Industries, Inc. (NYSE: WOR) announced today that it closed its agreement with Marubeni-Itochu Steel America Inc. (MISA) to combine Dietrich Metal Framing and ClarkWestern Building Systems, creating a joint venture between the two companies. MISA acquired a 75% interest in the joint venture, and Worthington acquired a 25% interest. The venture will be called ClarkDietrich Building Systems LLC.

The joint venture brings together two metal framing businesses representing a broad product line, excellent customer service, innovative products and strong leadership. By consolidating facilities into the joint venture, it becomes well positioned for the market recovery. The ClarkDietrich Building Systems joint venture will operate 13 manufacturing facilities across the country. Seven of Dietrich’s 13 facilities will be retained by Worthington and permanently closed following a three to six month transition period. One of ClarkWestern Building Systems facilities will be closed.

As part of the asset exchange, structured as a cashless transaction with the exception of working capital adjustments and other transition payments, Worthington Steel will acquire the assets of three MISA Metals Inc. steel processing locations.

About ClarkDietrich Building Systems LLC
ClarkDietrich Building Systems LLC is a joint venture combining ClarkWestern Building Systems with Dietrich Metal Framing. The joint venture manufactures a full line of drywall studs and accessories, structural studs and joists, metal lath and accessories, and shaft wall studs and track. ClarkDietrich Building Systems combines quality manufacturing, a broad product line, engineering services, responsive customer service and strong management as the industry leader of light gauge steel framing in the United States.

About Marubeni-Itochu Steel America Inc. (MISA)
MISA is a fully integrated network of metal processing and manufacturing facilities and sales and service offices strategically located in the United States, Canada and Mexico. Founded in 2001, the company is a recognized industry leader in all aspects of supply chain management and processed metals for the automotive, construction and other major industries.

MISA is a wholly owned subsidiary of Marubeni-Itochu Steel Inc. and is the subsidiary responsible for international trade, processing and manufacturing operations in the Americas. Marubeni-Itochu Steel Inc. is a global leader in metal trading, processing and manufacturing with revenue of $15.1 billion in fiscal year 2009. Marubeni-Itochu Steel Inc. employs approximately 7,800 people and operates 45 offices in 23 countries worldwide.

About Worthington Industries
Worthington Industries is a leading diversified metals manufacturing company with 2010 fiscal year sales of approximately $1.9 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial tanks, camping cylinders, alternative fuel storage, and scuba tanks; light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; current and past model automotive service stampings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, and laser welded blanks. Worthington employs approximately 6,500 people and operates 67 facilities in 11 countries.

Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to the formation of the joint venture and its expected strength, profitability, operations, benefits and opportunities, facilities expected to be operated and closed, and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation: failure to reach definitive agreements; difficulties in integrating the businesses and achieving cost savings, and other expected benefits in the joint venture; demand, pricing, competition, and overall economic and business conditions in the construction industry, and those risks described from time to time in filings with the United States Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com